UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 30, 2009 (November 23, 2009)
(Date of Earliest Event Reported)

NATIONAL HOLDINGS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-12629 (Commission File Number)	36-4128138 (I.R.S. Employer Identification No.)

120 Broadway, 27th Floor, New York, NY 10271
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (212) 417-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On November 23, 2009, the Company entered into amendments to the employment agreements of Messrs. Mark Goldwasser, Chief Executive Officer, and Leonard Sokolow, President (the “Executives”) to restructure the bonus compensation of each Executive.  As revised, for the fiscal year beginning October 1, 2009, the bonus will be payable quarterly in an amount equal to seven and one-half (7.5%) percent of the Company’s annual Adjusted EBITDA (as defined below) in excess of $1,500,000 (of which 50% will be paid as soon as practicable in cash after the end of each fiscal quarter (“Paid Portion”), and 50% will accrue until the conclusion of the fiscal year (“Accrued Portion”)).

To the extent that the Adjusted EBITDA for any fiscal year is between $1,500,000 and $4,500,000, up to 100% of the Accrued Portion may, at the Board’s discretion, be satisfied by the issuance of the Company’s restricted common stock, at its then fair market value.  To the extent that the Adjusted EBITDA for such fiscal year exceeds $4,500,000, the Accrued Portion shall be paid in cash.

For the purpose of the bonuses, “Adjusted EBITDA” means the net income of the Company for a particular fiscal quarter before interest, taxes, depreciation and amortization, adjusted to exclude non-cash compensation expense (including the amortization of costs associated with the issuance of stock options) and write down of forgivable loans.  At the conclusion of the fiscal year, the Company and the Executives shall ‘true up’ the Annualized Bonus, the Paid Portion and the Accrued Portion, with payment (if any) to made as soon as practicable following the determination of such ‘true up’ amount. To the extent that the ‘true up’ calculation results in a negative amount (i.e., the Paid Portion exceeds the Annualized Bonus) then (i) the Company will have no right to clawback such amount from the Executive but (ii) such amount will first be deducted from the Annualized Bonus (if any) to be paid for future periods.  All bonuses will be subject to applicable withholding taxes which will be paid by the Company and other similar deductions and any payment of Accrued Bonus payable in Company common stock shall accordingly be calculated net of such withholding on the aggregate bonus amount paid.

The Executives will continue to be eligible to such additional bonuses as the Board of Directors of the Company will determine based upon the Board’s assessment of their performance in the various areas, which bonuses may be paid in cash and/or Company common stock at the Board’s discretion.

The description of the amendments to the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements.

In addition, each of the Executives is entitled to a  bonus of $206,250 through September 30, 2009 pursuant to their Employment Agreements (the “Guaranteed Bonuses”) which have already been accrued by the Company through such period.  Each of the Executives has agreed to accept payment of the Guaranteed Bonus through a combination of cash and shares of the Company’s restricted common stock and subject to usual withholding taxes and other similar deductions.  The cash portion ($61,875) will be payable in three installments ending on or before December 31, 2009.  For purposes of the Guaranteed Bonuses, the Executives shall receive such shares of common stock at an agreed value of  $0.75 per share.

Notwithstanding the cash payments referred to above (the “Payments”), the Executives have agreed that if at the time a Payment is due, that the Company would otherwise be required to use all or a portion of the cash to make the Payment as a capital infusion into any of its operating broker-dealer subsidiaries in order to avoid having to make the “early warning” filing contemplated by SEC Rule 17a-11, then the Payment will be delayed (but the obligation to make same will continue to be accrued) until such time that Payment could be made without invoking the “early warning” requirements.

In addition, Mr. Leonard Sokolow is entitled to a bonus of $290,698 which was previously accrued as of June 30, 2008, which remained unpaid as of September 30, 2009 (“2008 Bonus”).   Each of Mr. Sokolow and the Compensation Committee has agreed that $60,698 of such bonus be divided equally between Mr. Sokolow and Mr. Goldwasser.  Each of the Executives has agreed to accept payment of this portion of the bonus through a combination of cash and shares of the Company’s restricted common stock and subject to usual withholding taxes and other similar deductions.  With respect to the balance of this 2008 bonus, Mr. Leonard Sokolow has agreed to be paid 100% in shares of the Company’s restricted common stock subject to usual withholding taxes and other similar deductions by the Company. Mr. Sokolow has agreed that he shall receive such shares of common stock at an agreed value of $0.75 per share.

Both Executives have agreed that cash portions and stock portions of this 2008 Bonus representing a portion of the 2008 Bonus will not be paid until (i) the cash portions of the Guaranteed Bonuses set forth above have been paid and (ii) the ‘early warning’ requirements described above are met.

Item 3.02    Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 hereof is incorporated herein by reference.

Messrs. Goldwasser and Sokolow will receive an aggregate 126,188 and 340,854 shares of restricted Company common stock in connection with the payment of bonuses set forth in Item 1.01.  The issuance and sale of the securities is exempt from registration under the Securities Act of 1933 pursuant to Regulation D and Rule 506 promulgated thereunder.  We have not engaged in general solicitation or advertising with regard to the securities being issued and have not offered the securities to the public in connection with this issuance.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HOLDINGS CORPORATION
By:	/s/ Mark Goldwasser
Mark Goldwasser
President and Chief Executive Officer

Dated: November 30, 2009